                                                                    Exhibit 2(a)


                            STOCK PURCHASE AGREEMENT


                         Dated as of December 31, 1993


                                     among


                      SENSORMATIC ELECTRONICS CORPORATION,

                          ADVANCED ENTRY SYSTEMS, INC.

                                      and

                                THE STOCKHOLDERS

                                       of

                          ADVANCED ENTRY SYSTEMS, INC.

                               Table of Contents

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
1.  Purchase and Sale of the Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
    1.1      Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
    1.2      Consideration for Purchase  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
    1.3      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
    1.4      Optional Payment in Sensormatic Stock.  . . . . . . . . . . . . . . . . . . . . . . . . .    2

2.  Representations and Warranties of the Selling Stockholders   . . . . . . . . . . . . . . . . . . .    6
    2.1      Due Incorporation and Qualification of AES; Subsidiaries; Capitalization  . . . . . . . .    6
    2.2      Authority; Due Authorization; Valid Obligation  . . . . . . . . . . . . . . . . . . . . .    7
    2.3      No Conflicts or Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
    2.4      Copies of Charter Documents and Stock Records . . . . . . . . . . . . . . . . . . . . . .    8
    2.5      Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
    2.6      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
    2.7      Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
    2.8      Ordinary Course; No Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . .   11
    2.9      Products  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
    2.10     Permits; Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
    2.11     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
    2.12     Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
    2.13     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
    2.14     Agreements and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
    2.15     Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
    2.16     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
    2.17     Suppliers and Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
    2.18     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
    2.19     Bank Accounts, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
    2.20     Sensormatic Common Stock Not Registered . . . . . . . . . . . . . . . . . . . . . . . . .   19
    2.21     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
    2.22     Information Supplied  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

3.  Representations and Warranties of Sensormatic  . . . . . . . . . . . . . . . . . . . . . . . . . .   20
    3.1      Due Incorporation and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
    3.2      Authority; Due Authorization; Valid Obligation  . . . . . . . . . . . . . . . . . . . . .   20
    3.3      No Conflicts or Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
    3.4      Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
    3.5      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
    3.6      Investment Intention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
    3.7      Registration Statement; Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . .   21
    3.8      Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22






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
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4. Pre-Closing Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   4.1      Preserve AES's Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   4.2      Preserve Accuracy of Representations and Warranties; Updates  . . . . . . . . . . . . . . . . . . .  23
   4.3      Further Investigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   4.4      Consents, Waivers and Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   4.5      No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   4.6      AES Benefit Plans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   4.7      Insurance Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

5. Conditions to the Obligations of Sensormatic   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   5.1      Due Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   5.2      Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   5.3      Certificate of Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   5.4      Corporate Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   5.5      Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   5.6      Certificates Representing the Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   5.7      Non-Competition and Assignment Agreement; Employment Agreement 25
   5.8      Completion of Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   5.9      Board of Directors Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   5.10     Employee Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   5.11     No Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   5.12     Governmental Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   5.13     Consents and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   5.14     Satisfaction of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   5.15     Resignations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

6. Conditions to the Obligations of Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   6.1      Due Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   6.2      Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   6.3      Officers' Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   6.4      Corporate Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   6.5      Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   6.6      Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   6.7      No Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   6.8      Governmental Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   6.9      Satisfaction of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

7. Waiver of Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

8. Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   8.1      General -- Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   8.2      Proceedings -- the Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   8.3      Purchaser and Sensormatic's Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   8.4      Related Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30






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
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    8.5      Limitations on Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    8.6      Right of Offset . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

9.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    9.1      Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    9.2      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    9.3      Communications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    9.4      Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    9.5      Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    9.6      Survival of Representations, Warranties and Agreements  . . . . . . . . . . . . . . . . . . . . . .  33
    9.7      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    9.8      Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    9.9      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    9.10     Savings Clause  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    9.11     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    9.12     Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    9.13     Consent to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

Schedules
          Schedule I            --  Selling Stockholders
          Schedule 5.5          --  Matters for Opinion of AES Counsel
          Schedule 5.10         --  Employee Receivables to Survive the Closing
          Schedule 6.5          --  Matters for Opinion of Sensormatic







                                     (iii)

                            STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT, dated as of December 31, 1993, among SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation ("Sensormatic"); ADVANCED ENTRY SYSTEMS, INC., a Texas corporation ("AES"); STEVEN McWETHY and PATRICIA McWETHY, individuals residing in the state of Texas (the "Principal Stockholders"); and the additional stockholders of AES listed on Schedule I hereto (together with the Principal Stockholders, the "Selling Stockholders").


                              W I T N E S S E T H:

     WHEREAS, AES is engaged principally in the business (the "Business") of purchasing, combining, assembling and reselling and installing electronic access control, closed-circuit television ("CCTV") and other equipment, components and parts for access- control and other security purposes; and

     WHEREAS, the Selling Stockholders wish to sell to Sensormatic, and Sensormatic wishes to purchase, all of the issued and outstanding capital stock of AES (the "Stock"), on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.  PURCHASE AND SALE OF THE STOCK.

     1.1 PURCHASE AND SALE.

     (a) Subject to the terms and conditions of this Agreement, on the Closing Date (as such term is defined in Section 1.3), Sensormatic shall purchase, and each Selling Stockholder shall sell, convey, assign, transfer and deliver to Sensormatic, that number of shares of Stock set forth opposite such Selling Shareholder's name in Schedule I hereto. The Stock shall be transferred to Sensormatic free and clear of all claims, liens, security interests, charges, encumbrances, equities, adverse interests and restrictions of any kind (collectively, "Liens").

     (b) At the Closing (as such term is defined in Section 1.3), each of the Selling Stockholders shall deliver to Sensormatic one or more certificates evidencing the number of shares of Stock to be sold to Sensormatic by such Selling

Stockholder, in each case duly endorsed in blank or accompanied by duly executed stock powers in blank, with signatures guaranteed by a bank or trust company as requested by Sensormatic, together with all necessary documentary or stock transfer stamps affixed to such certificates.

     1.2 CONSIDERATION FOR PURCHASE. The consideration payable in the aggregate for all the Stock (the "Aggregate Purchase Price") shall be $2,600,000. Each Selling Stockholder shall be entitled to receive that percentage (his or her "Stockholder Percentage") of the Aggregate Purchase Price set forth opposite his or her name on Schedule I hereto, which percentage has been calculated on the basis of the respective number of shares of Stock held by the Selling Stockholders, also as set forth on Schedule I.

     1.3 CLOSING. Subject to Section 9.1, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. on January 17, 1994, or such later date agreed upon by the parties as is within three business days after all of the conditions precedent set forth in Sections 5 and 6 to be satisfied prior to the Closing have been satisfied or waived (the "Closing Date"), at the offices of Spafford, Gay, Ferro & Ivy, or such other date, time and place is agreed to by the parties. At the Closing, the Selling Stockholders shall deliver to Sensormatic the endorsed certificates for the Stock as contemplated by Section 1.1(b), and Sensormatic shall deliver to the Selling Stockholders, in the aggregate, the Aggregate Purchase Price. The Aggregate Purchase Price shall be apportioned among the Selling Stockholders on the basis of their respective Stockholder Percentages and shall be payable by wire transfer or in shares of Sensormatic Common Stock pursuant to Section 1.4, as applicable. At the Closing, the applicable Selling Stockholders shall also execute and deliver to Sensormatic and AES the applicable Non- Competition and Assignment Agreements (as such term is defined in Section 5.7) and the Selling Stockholders and AES shall deliver the additional certificates, documents and instruments contemplated to be delivered by them pursuant to Section 5; and Sensormatic shall also execute and deliver the Non-Competition and Assignment Agreements and deliver the consideration contemplated thereby, i.e., $475,000 to each of the Principal Stockholders and $50,000 to Stephen Fisher, and shall execute and deliver the additional certificates, documents and instruments contemplated to be delivered by Sensormatic pursuant to Section 6.

     1.4 OPTIONAL PAYMENT IN SENSORMATIC STOCK.

     (a) Those portions of the Aggregate Purchase Price payable to the Principal Stockholders and Stephen Fisher shall be paid in the form of Sensormatic Common Stock, par value $.01 per share ("Sensormatic Common Stock), subject to the terms and conditions of this
Section 1.4. The other Selling Stockholders shall receive an amount equal to the Aggregate Purchase Price times their respective Stockholder Percentages, as set forth on Schedule I, by wire transfer or check representing good funds.

     (b) The number of shares of Sensormatic Common Stock payable to each Selling Stockholder receiving stock pursuant to this Section 1.4 shall be determined by dividing (a) that portion of the Aggregate Purchase Price payable to such Selling Stockholder (i.e., the Aggregate Purchase Price multiplied by such Selling Stockholder's Stockholder Percentage, as set forth on Schedule I) by (b) the average of the closing prices (last sale) of Sensormatic Common Stock on the New York Stock Exchange, Inc. ("NYSE") for the five trading days immediately prior to the Closing Date (or, at Sensormatic's option, a five-day period ending up to two days earlier). Such closing price as of a given day is sometimes referred to generically herein as the "Average Closing Price", and such price for purposes of determining the number of shares deliverable at closing is sometimes referred to herein as the "Closing Date Price".
Fractional shares, if any, shall be settled in cash.

     (c) Sensormatic shall file a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission in order to register under the Securities Act of 1933 (the "Securities Act") the resale by the applicable Selling Stockholders of the shares of Sensormatic Common Stock delivered to them at Closing pursuant to this Section 1.4 (the "Closing Date Shares") and any additional shares issued pursuant to this Section 1.4, and shall use its best efforts to cause such Registration Statement to become effective promptly after the Closing Date. When such Registration Statement becomes effective, Sensormatic shall promptly (and in any event within two business days thereafter) so notify the Selling Stockholder Representative (as defined in Section 9.3). With respect to all sales of Closing Date Shares during the period beginning on the date the Registration Statement becomes effective (or the date of such notice of effectiveness from Sensormatic, or the Closing Date, whichever is latest) and ending at the close of the third NYSE trading day following such date (the "Resale Period"), Sensormatic shall reimburse each applicable Selling Stockholder, in cash or Sensormatic Common Stock (or a combination thereof) at Sensormatic's option, for the amount, if any, by which (i) the product of the Closing Date Price times the number of Closing Date Shares sold by such Selling Stockholder during the Resale Period, together with interest thereon at the Interest Rate (as defined in Section 1.4(e)) from the Closing Date to the first day of the Resale Period, exceeds (ii) the "Net Proceeds" of sale of such Closing Date Shares sold -- i.e., the cash proceeds of all sales of Closing Date Shares by each of the Selling Stockholders during the Resale Period less broker commissions of not more than $.06 per share. Sensormatic shall make such reimbursement within three business days following the delivery by the applicable Selling Stockholders of a schedule showing the calculation on a trade-by-trade basis of such cash proceeds and Net Proceeds from sales of Closing Date Shares during the Resale Period. The Selling Stockholders agree that all sales during the Resale Period and the period referred to in Section 1.4(d) of Sensormatic Common Stock issued to them pursuant to this Agreement shall be made in a orderly fashion and in a manner reasonably acceptable to Sensormatic.

     The effect of the foregoing is to guarantee that the Selling Stockholders collectively receive not less than $2,600,000, together with interest thereon from the Closing date to the first day of the Resale Period, from the sale of all the Closing Date Shares, provided they sell all such shares during the Resale Period (it being understood that they have no obligation to do so, but that Sensormatic's obligation to guarantee any shortfall shall apply pro rata only to those Closing Date Shares sold during the Resale Period). In the event that such net proceeds of sale are less than the guaranteed amount, Sensormatic is obligated to make up any shortfall, including any broker commissions (of up to $.06 per share) responsible for all or a portion of such shortfall. Should such net proceeds of sale equal or exceed the guaranteed amount, however, the Selling Stockholders would be entitled to retain any such excess, but Sensormatic would not be responsible for any broker commissions.

     (d) In the event that Sensormatic elects to deliver additional Sensormatic Common Stock pursuant to Section 1.4(c), (i) the number of such shares delivered shall be equal to the amount payable pursuant to such Section 1.4(c) divided by the NYSE Closing Price as of the trading date immediately prior to the date of delivery of such shares (or within two trading days prior thereto, as determined by Sensormatic), and (ii) with respect to any shares so delivered (or a like number of Closing Date Shares) which are sold by the Selling Stockholders receiving them before the end of the second NYSE trading day following the date of delivery of such shares to them or their broker, Sensormatic shall further promptly reimburse the applicable Selling Stockholders, in cash, for the amount, if any, by which the aggregate valuation of such shares as determined pursuant to clause (i) of this Section 1.4(d) exceeds the Net Proceeds of sale of such shares.

     (e) In the event that the Registration Statement does not become effective until after the Closing Date, for the period following the Closing Date through the first day of the Resale Period, interest shall accrue on the Aggregate Purchase Price, for purposes of Sections 1.4(c) and 1.4(f), at a fixed rate per annum equal to 4% above the prime rate identified as such in the Wall Street Journal for the Closing (the "Interest Rate"). If less than all the Closing Date Shares are sold during the Resale Period, Sensormatic shall not be required to pay or accrue interest on the amount (based on the Closing Date Price) attributable to the unsold Closing Date Shares.

     (f) In the event the Registration Statement has not become effective as of the earlier of (i) the 90th day following the Closing Date, or (ii) April 15, 1994 (or such later date as may be agreed to in writing by the parties), Sensormatic shall deliver to the Selling Stockholders who received Closing Date Shares pursuant to this Section 1.4, in exchange for all of their Closing Date Shares, good funds in an amount equal to the amount that would have been payable to them at the Closing, together with accrued interest at the Interest Rate from the Closing Date to the date of delivery of such amount. Notwithstanding the foregoing, any such Selling Stockholder may by written notice to Sensormatic given within three business days prior to the date set forth above elect to retain some or all of his or her Closing Date Shares, in which event the principal amount delivered pursuant to this Section 1.4(f) and interest thereon shall be reduced in proportion to the number of shares so retained.

     (g) In the event that Sensormatic defaults in its obligations under this
Section 1.4, such that it neither (i) registers the Closing Date Shares as contemplated by Section 1.4(c), nor (ii) delivers cash in exchange therefor as contemplated by Section 1.4(f) (subject to any election by a Selling Stockholder thereunder to retain his or her shares) on or before April 15, 1994 (or such later date as may be agreed to in writing by the Selling Stockholder Representative and Sensormatic), the Selling Stockholders may on any business day following such date that such default remains uncured, rescind the sale of the stock by delivering written notice of such rescission from the Selling Shareholder Representative to Sensormatic. In order for such notice to be effective, the Selling Stockholders must simultaneously or promptly thereafter redeliver the Closing Date Shares to Sensormatic, in exchange for the Stock, in each case accompanied by appropriate instruments of assignment. Upon such exchange, the transactions contemplated by this Agreement shall be without further force or effect, except that the Selling Stockholders who are parties to the Non-Competition and

Assignment Agreements may retain the payments made pursuant thereto but shall be released from their obligations under such Agreements. Prior to the date that it either effects the registration of the Closing Date Shares in accordance with Section 1.4(c) or delivers cash in exchange therefor in accordance with Section 1.4(f), Sensormatic shall not make any material change in the business or operations of AES.

     2. REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDERS. The Principal Stockholders, jointly and severally, and the other Selling Stockholders, severally, hereby represent and warrant to Sensormatic, as of the date hereof and as of the Closing Date, as follows:

     2.1 DUE INCORPORATION AND QUALIFICATION OF AES; SUBSIDIARIES;
CAPITALIZATION.

     (a) AES is a corporation duly incorporated, validly existing and in good standing under the laws of Texas, with full corporate power and authority to own, lease and operate its properties and to carry on business in the places and in the manner as currently conducted.

     (b) AES has no direct or indirect subsidiaries, nor are there any other entities which AES otherwise controls or in which it has an ownership or investment interest.

     (c) Set forth in Item 2.1(c) of the Disclosure Schedule is a list of all jurisdictions in which AES is qualified to do business and is in good standing as a foreign corporation, which are the only jurisdictions in which such qualification is necessary.

     (d) None of AES, the Selling Stockholders nor any of their respective affiliates (or their spouses, parents or children) owns, directly or indirectly, any assets used in the Business or any interest in any corporation, partnership, joint venture or other business entity that (i) competes with AES,
(ii) sells or purchases products or services to or from AES, (iii) leases real or personal property to or from AES or (iv) otherwise does business with AES.

     (e) The authorized capital stock of AES consists of 100,000 shares of common stock, par or stated value $1.00 per share, of which 31,230 shares, constituting the Stock, are issued and outstanding, and an additional 1,570 shares are held in treasury. All of such issued and outstanding shares of Stock were duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as expressly set forth in this Section 2.1(e), there are no issued or outstanding shares of capital stock of AES and no outstanding options, warrants, rights, conversion rights, pre-emptive rights, calls, commitments or demands of any character obligating AES to issue, sell, redeem or repurchase any of its shares of such capital stock or any other security giving a right over such shares of capital stock.

     (f) Set forth opposite each Selling Stockholder's name on Schedule I is the number of shares of Common Stock owned by such Selling Stockholder. Each such Selling Stockholder is the sole beneficial and record owner of the shares of Stock so indicated, free and clear of all Liens. At the Closing, all right, title and interest in and to all of such shares, beneficially and of record, shall be owned by such Selling Stockholder free and clear of all Liens, except as provided by this Agreement; each such Selling Stockholder has and shall have full right, power and authority to sell and deliver to Sensormatic the shares of Stock required to be sold by such person on the Closing Date; and upon the assignment and delivery of the certificates for such shares by or on behalf of each such Selling Stockholder to Sensormatic, duly endorsed or accompanied by properly executed stock powers for transfer, Sensormatic shall acquire full, good and marketable title to such shares, free and clear of all Liens.

     2.2 AUTHORITY; DUE AUTHORIZATION; VALID OBLIGATION.

     (a) AES has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of AES has approved this Agreement and the transactions contemplated hereby, and AES has taken any additional corporate action necessary for the execution and delivery by it of this Agreement and the consummation of the transactions contemplated hereby.

     (b) This Agreement constitutes the valid and binding obligation of each of AES and each of the Selling Stockholders, and the Non-Competition and Assignment Agreements and the Employment Agreements referred to in Section 5.7 (collectively, the "Ancillary Agreements") constitute the valid and binding obligations of the respective Selling Stockholders who are parties thereto, enforceable against each of such persons (as applicable) in accordance with their respective terms, except as may be limited by principles of equity or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

     2.3 NO CONFLICTS OR DEFAULTS. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) contravene AES's Certificate of Incorporation or By-laws; or (b) except as set forth in Item 2.3 of the Disclosure Schedule, with or without the giving of notice or the passage of time, or both, (i) violate or conflict with, or result in a breach of, or a default or loss of rights under, any agreement, mortgage, indenture, lease, instrument, permit or license to which AES or any of the Selling Stockholders are a party or by which any of such persons or any of AES's assets is bound (including without limitation any of the contracts referred to in Section 2.6(d) or Section 2.14, except that with respect to the Installation Contracts referred to therein, this representation is to the knowledge of the Principal Stockholders), or any judgment, order, decree, law, rule or regulation to which any of such persons or any of AES's assets is subject, (ii) result in the creation of, or give any party the right to create, any Liens upon AES or any of AES's assets or (iii) terminate or give any party the right to terminate, abandon or refuse to perform any agreement, arrangement or commitment to which AES is a party or by which it or any of its assets is bound.

     2.4 COPIES OF CHARTER DOCUMENTS AND STOCK RECORDS.

     (a) Correct and complete copies of the Certificate of Incorporation, By-laws and other organizational or governing instruments of AES, in each case as amended to the date hereof, have been furnished to Sensormatic by AES.

     (b) AES has made available to Sensormatic correct and complete copies of the minute books, stock ledgers or other statutory books of AES.

     2.5 AUTHORIZATIONS. Except as set forth in Item 2.5 of the Disclosure Schedule, no authorization, approval, order, license, permit or consent of, or filing or registration with, any court or governmental authority, or consent of any other party, is required in connection with the execution, delivery and performance by AES or the Selling Stockholders of this Agreement and the Ancillary Agreements.

     2.6 FINANCIAL STATEMENTS.

     (a) AES has furnished to Sensormatic (i) audited financial statements for and as of the end of each of the two fiscal years ended March 31, 1993, reported upon by Grace & Bryan Company, P.C., and (ii) unaudited interim financial statements as of and for the six months ended September 30, 1993 (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis, are reconcilable to the books and records of AES and present fairly the financial position of AES as at the dates thereof and the results of its operations, cash flows and changes in financial position for the periods then ended, except, in the case of such unaudited interim financial statements, for the omission of footnote information and for year end audit adjustments neither of which are, singly or in the aggregate, material.

     (b) As of September 30, 1993, AES had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due ("Liabilities"), which were not specifically disclosed or provided for in the unaudited consolidated balance sheet of AES as of September 30, 1993, included in Financial Statements (the "Interim Balance Sheet") or the notes to the Financial Statements as of and for the period ended March 31, 1993 (the "Financial Statement Notes"). Since September 30, 1993, AES has not incurred any Liabilities outside of the ordinary course of business, or any Liabilities which, individually or in the aggregate, are likely to have a material adverse effect on the business, prospects, financial condition or results of operations of AES (a "Material Adverse Effect"). All such Liabilities incurred since September 30, 1993 are fully reflected or reserved on the books and records of AES.

     (c) AES has furnished to Sensormatic true and correct schedules of its aged accounts receivable and accounts payable as of September 30, 1993, and will provide updated schedules thereof as reasonably requested by Sensormatic prior to the Closing. All of the accounts receivable and notes receivable reflected on the Interim Balance Sheet and the books of AES are actual are bona fide receivables representing obligations for the amounts thereof shown on the Interim Balance Sheet or such books, which resulted or shall have resulted from the regular course of AES's business and are fully collectible by AES, except to the extent reserved for on the Interim Balance Sheet or, in the case of such accounts and notes receivable arising after September 30, 1993, on the books of AES consistent with prior practice.

     (d) The Selling Stockholders have delivered to Sensormatic Schedules of Closed Contracts and Contracts in Progress as of September 30, 1993, in form similar to those included in the Financial Statements, and will furnish similar updated schedules as they become available prior to the Closing. All such schedules are true, correct and complete in all material respect as of their respective dates, the contracts listed thereon (the "Installation Contracts") remain in force and, to the knowledge of the Selling Stockholders, there have occurred no defaults or other events which would cause the information set forth on such Schedules to be incorrect in any material respect.

     (e) Set forth in Item 2.6(e) of the Disclosure Schedule is a true and complete list of all outstanding bids or proposals of AES with respect to its products or services, which remained undelivered or uninstalled or unperformed, in whole or in part, as of the latest practicable date. All such outstanding bids and proposals, and all unperformed Installation Contracts referred to in
Section 2.6(d), are in customary quantities, at customary prices and on customary terms, based upon the past marketing policies with respect to such products, and, to the knowledge of the Principal Stockholders, there are no such material orders or commitments which will not, upon fulfillment in accordance with their terms, result in a profit to AES based upon its recent experience and operations.

     (f) Except as set forth in Item 2.6(f) of the Disclosure Schedule, the inventories reflected on the Interim Balance Sheet and on the books of AES consist of items in good and merchantable condition and which were acquired in the ordinary course of business of AES. The inventories reflected on the Interim Balance Sheet or such books of AES are valued at the lower of cost (under the first-in, first-out method) or market, determined in a manner consistent with prior periods. The level of inventories currently owned by AES is not excessive, and is adequate, in relation to the current requirements of AES.

     (g) The net worth of AES (i.e., total assets minus total liabilities) as of the Closing Date shall be not less than $1,075,000. To the extent that the foregoing representation proves incorrect, Sensormatic shall be entitled to a dollar-for-dollar reimbursement pursuant to Section 8 hereof of any deficiency, payable promptly following the Closing, which reimbursement shall be made pro rata by the Selling Stockholders on the basis of their respective Stockholder Percentages.

     2.7 TITLE TO ASSETS.

     (a) Except as set forth in Item 2.7(a) of the Disclosure Schedule, AES has good and marketable title to all its principal properties and assets, real and personal, free and clear of all Liens, except: (i) Liens to secure indebtedness of AES reflected on the Interim Balance Sheet and listed in Item 2.7(a) of the Disclosure Schedule; (ii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of such property, or impair the use of such property by AES in the operation of its business; (iii) Liens for taxes, assessments or governmental charges or levies on its property listed in Item 2.7(a) of the Disclosure Schedule, if such taxes, assessments or governmental charges or levies shall not at the time be due and delinquent or if the same thereafter can be paid without penalty or if AES shall currently be contesting the validity thereof in good faith, provided the amount thereof is fully reserved against on the Interim Balance Sheet; (iv) Liens consisting of (A) pledges or deposits to secure obligations of AES under workmen's compensation or other similar laws; (B) pledges or deposits to secure performance in connection with bids, tenders, contracts or leases entered into in the ordinary course of business to which AES is a party; (C) deposits to secure public or statutory obligations of AES; (D) leases granted in the ordinary course of business or property acquired in the ordinary course of business subject to leases or purchase money security interests; or (E) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business or deposits to obtain the release of such Liens; and (v) other Liens which do not interfere materially with possession, ownership or use of any real or personal property of AES.

     (b) Set forth in Item 2.7(b) of the Disclosure Schedule is a list of all real property leased by AES (the "Realty"). Included in such list is the address (including the county) of each location where AES keeps a material amount of its inventory or work-in- process. AES does not own any real property.

     (c) All material leases pursuant to which AES leases real or personal property from others are in good standing, valid and effective in accordance with their respective terms.

     2.8 ORDINARY COURSE; NO MATERIAL ADVERSE EFFECT.  Except as set forth in
Item 2.8 of the Disclosure Schedule, since September 30, 1993, AES has conducted the Business and maintained its assets substantially in the same manner as previously conducted or maintained and solely in the ordinary course and , since such date, (a) there has not been any material adverse change in the business, financial condition or results of operations of AES or in Assets,
(b) AES has not sold, encumbered or committed to sell or encumber any of its material assets or properties, other than the sale of inventory in the ordinary course of business, or incurred or committed to incur any material amount of additional indebtedness (other than under any existing bank facilities described in the Financial Statement Notes) and (c) no dividends or distributions have been declared or paid with respect to any of the Stock.

     2.9 PRODUCTS.

     (a) To the extent that any equipment or products sold or leased by AES are required to meet applicable standards of the Federal Communications Commission ("FCC") or Underwriters Laboratories Inc. ("UL"), such equipment and products meet such standards. To the extent that any such equipment or products require any FCC or UL approvals, registrations or certifications, such equipment and products have received or are in the process of timely receiving such approvals, registrations or certifications.

     (b) Except as set forth in Item 2.9(b) of the Disclosure Schedule, AES has not received any notice of any outstanding or threatened liability or claim for defects or breaches of warranty or negligence, existing or alleged, in connection with the design, manufacture, sale, lease or use of any of the products of, or any services performed by or on behalf of, AES.

     2.10  PERMITS; COMPLIANCE WITH LAW.

     (a) AES holds all valid and subsisting permits, certificates, licenses, approvals and other authorizations of governmental authorities (collectively, "Permits) as are material to the conduct of the Business, is in compliance in all material respects with the terms of each thereof, has made all notifications and applications to governmental authorities required under law to continue its material manufacturing operations and has not received any notice or claim pertaining to the failure to obtain any such Permit, except for instances or notices of noncompliance which would not. Except as set forth in
Item 2.10(a) of the Disclosure Schedule, no such Permits will terminate as of a result of the transactions contemplated by this Agreement. Except for violations that, individually or in the aggregate, do not and are not likely to have a Material Adverse Effect, AES's business has not been, and is not being, conducted in violation of any law, ordinance, rule or regulation.

     (b) The structures and equipment, whether owned or leased, which are currently used by AES conform to all applicable laws, orders, regulations, ordinances or governmental or contractual requirements relating to their construction, use and operation, except any such instances of noncompliance as do not, singly or in the aggregate, have a Material Adverse Effect.

     2.11  TAXES.

     (a) AES has filed all federal, state, provincial, local and foreign returns, notices, reports and computations which were required to be filed prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, value- added, sales, use or other taxes, duties or assessments (together with any related penalties, fines or interest, "Taxes"), each such return and report is complete and accurate in all material respects, and AES has paid or made provision in the Interim Balance Sheet or, since September 30, 1993, in its books and records for (i) payment of all Taxes (and any related penalties, fines and interest) shown to be due on such returns or reports, (ii) assessments received with respect thereto, and (iii) any Taxes which otherwise may be due with respect to periods ending on or prior to September 30, 1993. AES has not received notice of any claims pending or threatened for taxes against AES or any of its subsidiaries for periods ending on or before September 30, 1993 in excess of the amounts reflected in the Interim Balance Sheet.

     (b) The amount of all accrued and unpaid federal and state franchise and income Taxes of AES, calculated in accordance with GAAP consistently applied and FASB 109 thereunder (which represents a change from APB 11, the method used in preparing the March 31, 1993 Financial Statements), was not more than $450,000 as of September 30, 1993. In the event that the foregoing representation proves incorrect, Sensormatic shall be entitled to a dollar-for-dollar reimbursement pursuant to Section 8 hereof of any excess of such accrued and unpaid Taxes over $450,000, payable promptly following the Closing, which reimbursement shall be made pro rata by the Selling Stockholders on the basis of their respective Stockholder Percentages.

     (c) AES is not a party to any agreement characterized as a lease under Internal Revenue Code ("Code") Section 168(f)(8) (safe harbor leases) at any time in effect. Neither AES nor any of its predecessors has made a consent under Code Section 341(f)(1) or agreement under Code Section 341(f)(3)(B) (shareholder relief from collapsible corporation rules) (or any comparable state income tax provision) consenting or agreeing to have the provisions of
Section 341(f)(2) of the Code (or any comparable state income tax provision) apply to any disposition of any of the Company's assets or property. AES never been an "S" corporation and no "S" election has ever been filed with respect to AES. AES is not acting as a nominee or a trustee for any person, corporation, partnership, trust or estate.

     2.12  EMPLOYEE BENEFITS.

     (a) The Profit Sharing Plan of AES (the "Profit Sharing Plan") is the only "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by AES or to which AES has any liability or obligation. Set forth in Item 2.12(a) of the Disclosure Schedule is a list of all "employee welfare benefit plans" (as defined in Section 3(1) of
ERISA) and all other bonus, pension, profit sharing, deferred compensation, stock ownership, stock bonus, stock option, phantom stock, retirement, vacation, disability, death benefit, unemployment, hospitalization, medical, severance, or other plan, agreement, arrangement or understanding providing benefits to any current or former employee, officer or director of AES or to which AES has any liability or obligation (all such plans, agreements, arrangements and understandings referred to in this Section 2.12(a) being hereinafter referred to as the "AES Benefit Plans"). AES has delivered to Sensormatic true, complete and correct copies of (w) each AES Benefit Plan and any amendments thereto (or, in the case of any unwritten AES Benefit Plans, descriptions thereof), (x) annual reports on Form 5500 for the past three years (together with accompanying financial statements) filed with the Internal Revenue Service or Department of Labor, as applicable, with respect to each AES Benefit Plan (if any such report was required), (y) all summary plan descriptions for each AES Benefit Plan for which such summary plan description is required or otherwise available and (z) each trust agreement and group annuity contract relating to any AES Benefit Plan. Except as set forth in Item 2.12(a) of the Disclosure Schedule, AES has not terminated any AES Benefit Plan previously in effect. No AES Benefit Plan provides for post- retirement medical benefits.

     (b) The accrued obligations of AES under all AES Benefit Plans are reflected on the Interim Balance Sheet as of its date and on the books of AES for periods thereafter up to the Closing Date.

     (c) Each AES Benefit Plan and any related trust complies currently, and has complied at all times in the past, both as to form and operation, in all material respects with the terms of such AES Benefit Plan and with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended, and other applicable laws. All necessary government approvals for each AES Benefit Plan have been or will be obtained on a timely basis.

     (d) A determination letter has been obtained with respect to the Profit Sharing Plan (and a copy furnished to

Sensormatic) and has not been revoked. All contributions of AES required by the Profit Sharing Plan have been made by AES or properly accrued and reflected on the Interim Balance Sheet. With respect to the Profit Sharing Plan, (i) the financial statements of the Profit Sharing Plan, as of the close of its most recent Plan year for which financial statements are available, present fairly the financial condition of such Plan for such plan year; (ii) no "prohibited transaction" (as defined in Section 406 of ERISA) resulting in liability of AES has occurred; (iii) no breach of fiduciary responsibility under Part 4 of Title I of ERISA resulting in liability of AES has occurred; and (iv) the Profit Sharing Plan is qualified under Code Section 401 and the trusts maintained pursuant thereto are exempt from federal income taxation under Code Section 501.

     (e) AES does not maintain, and has no obligation to, any "multi-employer plan" (as such term is defined in Section 4001(a)(3) of ERISA). AES has no liability (contingent or otherwise) with respect to any terminated AES Benefit Plan. AES is not a member of and does not have any liability with respect to a controlled group of corporations or a trade or business (whether or not incorporated) under common control which, together with AES, is or was at any time treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

     2.13 LITIGATION. Except as described in Item 2.13 of the Disclosure Schedule, there is no claim, action, suit, proceeding, investigation or criminal proceeding, at law or in equity, before any national, state or provincial, local or other governmental authority, court, arbitration tribunal or other forum (collectively, "Proceedings") pending or, to AES's knowledge, threatened against AES which, if adversely determined, would, singly or in the aggregate, have a Material Adverse Effect or would materially adversely affect consummation of the transactions contemplated by this Agreement, or which challenges the validity or propriety of the transactions contemplated by this Agreement. Item 2.13 of the Disclosure Schedule contains a list of all Proceedings to which AES is a party or to which AES or the Assets are subject. To the knowledge of AES, there is no material outstanding and unsatisfied judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or governmental authority against or relating to AES or its assets.

     2.14  AGREEMENTS AND COMMITMENTS.

     (a) Set forth in Item 2.14 of the Disclosure Schedule is a complete list of all of the following instruments to which AES is a party ("Listed Instruments"): (i) each employ-
        qment, consulting, severance or other agreement (including any "golden parachute" or similar arrangement) with any employee, consultant, sales or manufacturers representative, officer, director or stockholder of AES (or any company which is controlled by any such individual) whose total rate of annual remuneration, including the fair market value of all non-cash "personal benefits" received by any such individual or company, exceeds $40,000, and all employment and other agreements with any such individual or company which provide total aggregate compensation thereunder in excess of $75,000; (ii) each lease requiring the payment of rentals aggregating at least $20,000 per annum, pursuant to which real or personal property is held under lease, or leased to any person by AES (other than leases of its products to customers in the ordinary course of business); (iii) each loan, guaranty or other agreement or instrument evidencing indebtedness for monies borrowed by or credit available to AES, or any guaranty of an obligation by AES; (iv) each distribution, dealership, franchise, sales agency or similar agreement to which AES is a party; (v) each manufacturing or supply agreement to which AES is a party (other than Installation Contracts listed under Section 2.6(d)); (vi) each partnership, joint venture, shareholders or similar agreement to which AES or any of the Selling Stockholders (in their capacity as such) is a party; (vii) each agreement or understanding relating to the acquisition by AES or any Intellectual Property (as such term is defined in Section 2.15) or any rights therein, or the grant by AES of any rights therein (including by license in either case), or any consulting or other services provided by any person with respect thereto; (viii) each research, development and technical assistance agreement; (ix) any covenants not to compete or similar restrictions on the conduct of the Business; and (x) each other contract, commitment or understanding to which AES is a party (and which is not disclosed in any other Item of the Disclosure Schedule or in the Notes) and which (A) involves in excess of $50,000, (B) has a term of one year or more and is not terminable without further liability, penalty or premium or (C) was entered into other than in the ordinary course of business.

Except as set forth in the applicable Item of the Disclosure Schedule, (x) a true and complete copy of each written Listed Instrument has been furnished to Sensormatic, (y) the consummation of the transactions contemplated by this Agreement will not cause any of the Listed Instruments or, to the knowledge of the Principal Stockholders, the Installation Contracts to terminate or give any party thereto the right to terminate or renegotiate the same, and (z) AES is not in breach or default in any material respect under any of the Listed Instruments or Installation Contracts. Neither AES nor any of the Principal Stockholders has any knowledge of any other material breach or default under any Listed Instrument or Installation Contract by any other party thereto or by any other person, firm or corporation bound thereby.

     (b) AES is not a party to any union or collective bargaining contracts with respect to any employees of AES and there has not been, nor has AES received written notice threatening, any representational or organizational activity, strike, slowdown, picketing or work stoppage by any union or other group of employees against AES.

     2.15 INTELLECTUAL PROPERTY. Except as set forth in Item 2.15 of the Disclosure Schedule, none of the products or services sold or otherwise furnished by AES or the conduct of the Business infringes any patent, trademark, trade secret or other proprietary right (collectively, "Intellectual Property") of any third party. AES has not received any claims that it or its Intellectual Property has infringed the rights of others, and neither AES nor either of the Principal Stockholders is aware of any infringement of AES's Intellectual Property by others.

     2.16  ENVIRONMENTAL MATTERS.

     (a) Set forth in Item 2.16 of the Disclosure Schedule is a true and complete list of any environmental reports and studies performed by or for AES with respect to any of the Realty (the "Environmental Reports"). True and complete copies of any such Environmental Reports have been collected by AES and made available to Sensormatic.

     (b) Except as set forth in the Environmental Reports or in Item 2.16 of the Disclosure Schedule, neither AES nor, to the knowledge of AES, any other person has ever caused or permitted any Hazardous Material (as hereinafter defined) to be spilled, released, discharged or disposed of on, under or at the Realty or any part thereof other than in the ordinary course of business and in compliance with all laws (and rules and regulations thereunder), ordinances, Permits, guidelines, orders and consent decrees of any applicable federal, state, local or foreign government (or agency thereof) concerning the disposal, release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment (collectively, "Environmental Laws"). The Realty has never been used by AES or, to the knowledge of AES, by any other person as a dump site or storage site (whether permanent or temporary) for any Hazardous Material, except for temporary storage of Hazardous Material used or generated in the ordinary course of business and generated, used, stored and disposed of in accordance with all applicable Environmental Laws. For all purposes of this

Agreement, "Hazardous Material" shall mean any pollutants, contaminants, chemicals, or industrial toxic or hazardous substance or material defined as such in (or for purposes of) the Environmental Laws, including, without limitation, any waste constituents coming within the definition or list of hazardous substances in 40 C.F.R. Section 261.1 through 261.33.

     (c) Except as set forth in Item 2.16 of the Disclosure Schedule, neither AES nor, to the knowledge of AES and the Principal Stockholders, any other person has ever caused or permitted any Hazardous Material to be placed, held, handled or located on, under or at the Realty or any part thereof other than in the ordinary course of business and in compliance with all Environmental Laws.

     (d) Except as set forth in the Environmental Reports, the Realty does not have any environmentally sensitive areas (such as wetlands, floodplains and stream corridors) that restrict the current or contemplated uses of the Realty.

     (e) Except as set forth in the Environmental Reports furnished to Sensormatic and in Item 2.16 of the Disclosure Schedule, AES has not received any complaint, order, citation or other notice from any governmental authority (including, without limitation, the Environmental Protection Agency) of any misuse, spill, discharge or other release of any Hazardous Material by AES or affecting the Realty, or any violation or alleged violation of any Environmental Law by AES.

     2.17  SUPPLIERS AND CUSTOMERS.  Set forth in Item 2.17 of the Disclosure
Schedule is a list of all suppliers (including assemblers or manufacturers of component or finished products) and customers accounting for 5% or more of AES's annual purchases and sales, respectively. AES has adequate sources of supply for all products or the components thereof. The relationship of AES with such suppliers and customers is good and there has been no expression of any intention to terminate or materially modify any of such relationships.

     2.18 INSURANCE. All of the insurable assets of AES are adequately insured for AES's benefit against loss or damage by theft, fire and all other hazards and risks of a character usually insured against by persons operating similar properties in the localities where such properties are located, under valid and enforceable policies issued by insurance carriers of substantial assets and recognized responsibility in amounts sufficient to prevent the insured from becoming a co-insurer within the terms of such policies. All such policies of insurance are in full force and effect on the date hereof in accordance with their terms, and neither AES nor Stockholder has received notice of termination of any such policies.

     2.19 BANK ACCOUNTS, ETC. AES has heretofore furnished Sensormatic with a true, correct and complete list of (a) all accounts and credit arrangements maintained by AES, and all persons authorized to sign or act on behalf of seller with respect thereto, and all safe deposit boxes and other similar custodial arrangements and (b) the names of all persons holding powers of attorney from AES or otherwise authorized to act on behalf of AES with respect to any matters and a summary of the terms thereof.

     2.20 SENSORMATIC COMMON STOCK NOT REGISTERED. The Selling Stockholders receiving Sensormatic Common Stock recognize and agree that such stock has not been registered under the Securities Act or any applicable state securities or "blue sky" laws, and that such stock may not be resold absent such registration, or pursuant to an opinion of counsel acceptable to counsel for Sensormatic to the effect that such resale would be permitted pursuant to an exemption from registration. If the Registration Statement has not become effective as of or prior to the Closing, the foregoing limitation shall be reflected in a legend on the certificates representing the Closing Date Shares until such time as the Registration Statement becomes effective.

     2.21 MISCELLANEOUS. All representations and warranties of AES and the Selling Stockholders set forth in this Agreement and all information set forth by AES and the Selling Stockholders in the Disclosure Schedule or any schedules or exhibits hereto or thereto, were, as of the date of which they were made or given, true and complete in all material respects and no such representation, warranty or information contains or contained any untrue statement of a material fact or, to the knowledge of the Principal Stockholders, omits or omitted to state any material fact necessary in order to make such representation or warranty, in light of the circumstances under which it is or was made, not false or misleading. Any disclosure made pursuant to any of the representations in this Section 2 shall be deemed to have been made for purposes of any other such representations.

     2.22 INFORMATION SUPPLIED. In the event that the Registration Statement is filed by Sensormatic pursuant to Section 1.4, none of the information to be supplied by or on behalf of AES or any Selling Stockholder for inclusion or incorporation by reference in the Registration Statement, including any amendments or supplements thereto, shall, at the time the Registration Statement becomes effective under the

Securities Act, or, in the case of any subsequent amendment or supplement thereto, the date thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3. REPRESENTATIONS AND WARRANTIES OF SENSORMATIC. Sensormatic hereby represents and warrants to the Selling Stockholders, as of the date hereof and as of the Closing Date, as follows:

     3.1 DUE INCORPORATION AND QUALIFICATION. Sensormatic is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its businesses in the places and in the manner currently conducted. Sensormatic is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the activities conducted by it or the character of the properties owned or leased by it makes such qualification necessary and the failure to so qualify would have a material adverse effect on the business, financial condition or results of operations of Sensormatic and its subsidiaries, considered as a whole.

     3.2 AUTHORITY; DUE AUTHORIZATION; VALID OBLIGATION. Sensormatic has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Subject to Section 5.9, Sensormatic has taken all corporate action necessary for the execution and delivery by it of this Agreement and the Ancillary Agreements and for the consummation of the transactions contemplated hereby and thereby, and this Agreement constitutes the valid and binding obligations of Sensormatic, enforceable against Sensormatic in accordance with their respective terms, except as may be limited by principles of equity or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

     3.3 NO CONFLICTS OR DEFAULTS. The execution and delivery of this Agreement and the Ancillary Agreements by Sensormatic and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) contravene the Certificate of Incorporation or By-Laws of Sensormatic or (b) with or without the giving of notice or the passage of time, or both, (i) violate or conflict with, or result in a breach of, or a default or loss of rights under, any material agreement, mortgage, indenture, lease, instrument, permit or license to which Sensormatic is a party or by which either of it or any material portion its assets are bound, or any judgment, order, decree, law, rule or regulation to which it or any material portion of its assets are subject, (ii) result in the creation of, or give any party the right to create, any Lien upon any material portion of its assets, or (iii) terminate or give any party the right to terminate, abandon or refuse to perform any agreement, arrangement or commitment to which Sensormatic is a party or by which it or any material portion of its assets is bound, except any such violation conflict, breach, default, loss of rights, Lien, termination or failure of performance referred to in this clause (b) as will not, singly or in the aggregate, materially adversely affect the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     3.4 AUTHORIZATIONS. No authorization, approval, order, license, permit or consent of, or filing or registration with, any court or governmental authority, or consent of any other party (other than the Registration Statement) is required in connection with the execution, delivery and performance by Sensormatic or Sensormatic of this Agreement, except for such authorizations, approvals, licenses, permits, consents, filings or registrations as are obtained by the Closing Date or which, if not obtained or made, the failure to obtain or make would not materially adversely affect the consummation of the transactions contemplated by this Agreement.

     3.5 LITIGATION. There are no Proceedings pending against Sensormatic, and Sensormatic has not received notice of any threatened Proceedings, which, if adversely determined, would, singly or in the aggregate, materially adversely affect consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or which challenges the validity or propriety of the transactions contemplated by this Agreement or the Ancillary Agreements.

     3.6 INVESTMENT INTENTION. Sensormatic is acquiring the Stock for investment purposes only, and not with a view to, or for resale in connection with, any offering or distribution thereof. Sensormatic recognizes and agrees that the Stock has not been registered under the Securities Act or applicable state securities or "blue sky" laws, and that the Stock may not be resold absent such registration or pursuant to an exemption therefrom. If requested by the Selling Stockholders, the foregoing restriction will be reflected in a legend on the certificates representing the Stock delivered at Closing.

     3.7 REGISTRATION STATEMENT; COMMON STOCK. The information included or incorporated by reference in the

Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Sensormatic with respect to statements made or incorporated by reference in the Registration Statement based upon information supplied by AES or the Selling Stockholders for inclusion therein. Any Sensormatic Common Stock issued pursuant to Section 1.4 will have been duly authorized and validly issued, will be fully paid and non-assessable and will not be issued in violation of any preemptive rights.

     3.8 MISCELLANEOUS. All representations and warranties of Sensormatic set forth in this Agreement and all information set forth by Sensormatic in any schedules or exhibits hereto or thereto were, as of the date on which they were made or given, true and complete in all material respects and no such representation, warranty or information contains or contained any untrue statement of a material fact or, to Sensormatic's knowledge, omits or omitted any material fact necessary in order to make such representation or warranty, in light of the circumstances under which it is made, not false or misleading. Any disclosure made pursuant to any of the representations in this Section 3 shall be deemed to have been made for purposes of any other such representations.

     4.  PRE-CLOSING AGREEMENTS.

     4.1 PRESERVE AES'S BUSINESS. Between the date of this Agreement and the Closing Date, AES shall (and the Principal Stockholders shall cause AES to), in all material respects, (a) preserve substantially intact the business organization of AES and use reasonable best efforts to keep available the services of AES's present officers and key employees and preserve AES's present relationships with persons having significant business relations therewith, and
(b) conduct AES's Business only in the ordinary course. Without limiting the generality of the foregoing, AES shall not, without the prior written consent of Sensormatic in each instance, (i) issue or commit to issue any AES Shares or other capital stock, (ii) sell, or grant or commit to grant any options, warrants or other rights to subscribe for or purchase, any Stock or other capital stock, (iii) declare, set aside, or pay any dividend with respect to any Stock or other capital stock or make any distribution of capital, (iv) directly or indirectly redeem, purchase or otherwise acquire or commit to acquire any Stock or other capital stock or other ownership interest of AES or any other party, (v) effect a split or reclassification of its capital stock, or a recapitalization, (vi) amend its Certificate of Incorporation or By-laws, (vii) make or grant any wage or salary increases or any bonuses other than pursuant to pre-existing commitments, or enter into or amend any material employment, consulting, agency, personal services, compensation or severance agreement or arrangement with any party, (viii) enter into any material transaction, contract or commitment other than in the ordinary course of business, (ix) incur or commit to incur a material amount of additional indebtedness (other than under any existing bank lines of credit), or (x) sell, encumber or otherwise dispose of any material properties or assets. AES shall use its best efforts to maintain in full force and effect insurance policies providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under the policies of insurance now in effect for AES.

     4.2 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES; UPDATES. Between the date of this Agreement and the Closing Date, each of AES, the Selling Stockholders and Sensormatic shall refrain from taking, without the prior written consent in each instance of Sensormatic or the Selling Stockholder Representative, as applicable, any action which would render any of the representations or warranties set forth in Sections 2 or 3 inaccurate in any material respect as of the Closing Date, and shall notify the other promptly of the occurrence of any matter, event or change in circumstances known to it after the date hereof that would have been required to be disclosed by it hereunder if it had occurred on or prior to the date hereof. Between the date of this Agreement and the Closing Date, AES shall supply to Sensormatic or its representatives, on a monthly basis, copies of all internally generated sales reports and financial statements, and such additional financial and business information as may be required by this Agreement or as they may otherwise reasonably request, which shall be prepared in a manner consistent with the manner in which they are now prepared.

     4.3 FURTHER INVESTIGATION. Between the date of this Agreement and the Closing Date, AES shall (and the Selling Stockholders shall cause AES to) give to Sensormatic and its representatives full access during normal business hours, on reasonable prior notice, to all of its premises, files, books, records and employees and shall cause their officers, employees and representatives to furnish such financial and operating data and other information with respect to their respective businesses as any of the other parties shall from time to time request; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of AES's business.

No such investigation shall impair or affect any representation or warranty, or any right to indemnification, under this Agreement. If the transactions contemplated by this Agreement are not consummated, each of the parties shall return all confidential information and copies and derivations thereof to the party from which it originated.

     4.4 CONSENTS, WAIVERS AND FILINGS. Upon the terms and subject to the conditions set forth in this Agreement, AES, the Selling Stockholders and Sensormatic shall use their respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, reasonably necessary or desirable to consummate in an expeditious manner the transactions contemplated by this Agreement. Without limiting the foregoing, the parties shall cooperate to obtain from all relevant third parties and governmental authorities all consents and waivers to, and permits, authorizations and licenses for, the transactions contemplated by this Agreement that may be required under any agreement, lease, financing arrangement, license, Permit or other instrument or under any applicable law, rule or regulation, and to obtain and file appropriate registrations and transfers of Intellectual Property. Further in that connection, the parties note that the various agreements and schedules (including the Disclosure Schedule) contemplated by this Agreement have not been prepared or completed as of the date hereof, and agree to supply promptly and fully all schedules and other information contemplated by this Agreement to be supplied by them and not supplied as of the date hereof.

     4.5 NO SOLICITATION. Neither AES nor any Selling Stockholder shall, directly or through any other party, negotiate or conclude an agreement with any other party for a merger, or sale of the securities, of AES or for the sale or other disposition of the business or assets of AES (other than the sale of inventory in the ordinary course of business), or enter into any discussions with any other party for such purposes or knowingly take any other action that might materially prejudice the consummation of the transactions contemplated hereby, unless and until this Agreement is terminated prior to the Closing in accordance with Section 9.1.

     4.6 AES BENEFIT PLANS. AES shall cooperate with if Sensormatic reasonably requests any termination, transfers or other actions reasonably requested by Sensormatic with respect to the AES Benefit Plans.

     4.7 INSURANCE MATTERS. The parties shall cooperate to preserve existing insurance coverage of AES through and following the Closing and to effect an appropriate transition to Sensormatic's insurance at the time of Closing.

     5. CONDITIONS TO THE OBLIGATIONS OF SENSORMATIC. The obligations of Sensormatic under Section 1 of this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

     5.1 DUE PERFORMANCE. AES and the Selling Stockholders shall have performed in all material respects all obligations required by this Agreement to be performed by them on or prior to the Closing Date.

     5.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of AES and the Selling Stockholders set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

     5.3 CERTIFICATE OF STOCKHOLDERS. Sensormatic shall have received a certificate executed by each of the Principal Stockholders, to the effect set forth in Sections 5.1 and 5.2, with respect to AES's and the Selling Stockholders' representations and warranties and due performance of and compliance with their respective obligations and conditions.

     5.4 CORPORATE ACTION. Sensormatic shall have received copies of the resolutions of AES's Board of Directors, certified by the Secretary or Assistant Secretary of AES, approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     5.5 LEGAL OPINION. Sensormatic shall have received an opinion of Spafford, Gay, Ferro & Ivy, counsel for AES, dated the Closing Date, reasonably satisfactory in form and substance to counsel for Sensormatic and covering the matters set forth on Schedule 5.5.

     5.6 CERTIFICATES REPRESENTING THE STOCK. Each of the Selling Stockholders shall have delivered to Sensormatic certificates representing all of the Stock owned by him or her, duly endorsed or accompanied by properly executed stock powers for transfer.

     5.7 NON-COMPETITION AND ASSIGNMENT AGREEMENT; EMPLOYMENT AGREEMENT. Each of the Principal Stockholders and Stephen Fisher shall have executed and delivered agreements as to confidentiality, non-competition and assignment of intellectual property (collectively, the "Non-Competition and Assignment Agreements") and employment agreements (the

"Employment Agreements") substantially in the respective forms previously initialled by them and Sensormatic.

     5.8 COMPLETION OF DUE DILIGENCE. Sensormatic shall have completed its due diligence investigation of AES and shall be satisfied with the results thereof, provided, that Sensormatic will be deemed to be so satisfied (and this condition waived) if AES is not notified to the contrary by Sensormatic in writing on or before January 17, 1994.

     5.9 BOARD OF DIRECTORS APPROVAL. The Board of Directors or Executive Committee of Sensormatic shall have approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     5.10 EMPLOYEE RECEIVABLES. Except as set forth in Schedule 5.10 hereof, all outstanding receivables due to AES from its employees, officers, directors or Selling Stockholders shall have been repaid.

     5.11 NO CLAIMS. No legislation, regulation, claim, action, suit, investigation or proceeding shall be enacted, adopted, pending or threatened against AES or Sensormatic which, if enacted, adopted or adversely determined, might (a) prevent or hinder consummation of the transactions contemplated by this Agreement, (b) result in the payment by AES or Sensormatic of substantial damages as a result of the transactions contemplated hereby or (c) have a Material Adverse Effect or a material adverse effect on the business, financial condition or results of operations of Sensormatic and its subsidiaries considered as a whole.

     5.12 GOVERNMENTAL ACTION. Sensormatic and AES shall have received all authorizations, orders, grants, confirmations, consents, permits and approvals necessary in respect of the transactions contemplated by this Agreement from all relevant governments and governmental authorities and agencies and supranational or trade agencies and regulatory bodies, without the imposition of any materially burdensome conditions or restrictions, and all thereof shall continue to be in full force and effect at the Closing Date. Neither AES, Sensormatic nor any Selling Stockholder shall have received notice from any court or governmental authority, board, agency, commission or instrumentality of its intention to (i) institute any action or proceeding to restrain, enjoin, nullify or render ineffective this Agreement or the transactions contemplated hereby, or (ii) commence any investigation into the consummation of this Agreement and the transactions contemplated hereby, which would make it inadvisable to consummate such transactions.

     5.13 CONSENTS AND WAIVERS. All consents listed in Item 2.5 of the Disclosure Schedule and all further consents, waivers, permits and licenses from third parties to the consummation of the transactions contemplated by this Agreement required under any agreement, lease, license or other instrument or under any applicable law, rule or regulation, shall have been obtained.

     5.14 SATISFACTION OF COUNSEL. All actions, proceedings, instruments, documents and other legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to counsel for Sensormatic.

     5.15 RESIGNATIONS. The Principal Stockholders shall have resigned as directors of AES.

     6. CONDITIONS TO THE OBLIGATIONS OF STOCKHOLDERS. The obligations of the Selling Stockholders under Section 1 of this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

     6.1 DUE PERFORMANCE. Sensormatic shall have performed in all material respects all obligations required by this Agreement to be performed by it on or prior to the Closing Date.

     6.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Sensormatic set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date.

     6.3 OFFICERS' CERTIFICATE. The Selling Stockholders shall have received a certificate executed by a Vice President of Sensormatic to the effect set forth in Sections 6.1 and 6.2 with respect to Sensormatic's representations and warranties and due performance of and compliance with its obligations and conditions.

     6.4 CORPORATE ACTION. The Selling Stockholders shall have received copies of the resolutions of Sensormatic's Board of Directors, or the Executive Committee of Sensormatic, certified by the Secretary or an Assistant Secretary of Sensormatic, approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     6.5 LEGAL OPINION. AES and the Selling Stockholders shall have received an opinion of Christy & Viener, counsel for Sensormatic, dated the Closing Date, reasonably satisfactory in form and substance to counsel for AES and covering the matters set forth in Schedule 6.5.

     6.6 EMPLOYMENT AGREEMENTS. Sensormatic and/or AES, as applicable, shall have executed and delivered the Ancillary Agreements.

     6.7 NO CLAIMS. No legislation, regulation, claim, action, suit, investigation or proceeding shall be enacted, adopted, pending or threatened against AES, Sensormatic or any Selling Stockholder which, if enacted, adopted or adversely determined, might (a) prevent or hinder consummation of the transactions contemplated by this Agreement, or (b) result in the payment by AES or the Selling Stockholders collectively of substantial damages as a result of the transactions contemplated hereby.

     6.8 GOVERNMENTAL ACTION. Neither AES, the Selling Stockholders nor Sensormatic shall have received notice from any court or governmental authority, board, agency, commission or instrumentality of its intention to institute any action or proceeding to restrain, enjoin, nullify or render ineffective this Agreement or the transactions contemplated hereby.

     6.9 SATISFACTION OF COUNSEL. All actions, proceedings, instruments, documents and other legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to counsel for the Selling Stockholders.

     6.10 AGGREGATE PURCHASE PRICE AND NON-COMPETITION CONSIDERATION. Sensormatic shall have delivered the Aggregate Purchase Price to the Selling Stockholders in accordance with Section 1 and the respective amounts contemplated by the Non-Competition and Assignment Agreement to the applicable persons thereunder.

     7. WAIVER OF CONDITIONS. Each of the parties hereto shall have the right to waive, in whole or in part, any of the conditions to its performance set forth in this Agreement and, upon such waiver, the waiving party may proceed with the consummation of the transactions contemplated hereby, it being expressly understood that such waiver shall not constitute a waiver of any right which such party may have by reason of the breach by the other party of any representation, warranty or agreement contained herein, or by reason of any misrepresentation made by such other party herein.

     8.  INDEMNIFICATION.

     8.1 GENERAL -- SELLING STOCKHOLDERS. The Principal Stockholders, jointly and severally, and the remaining Selling Stockholders, severally and in proportion to their respective Stockholder Percentages, shall indemnify, defend and hold harmless Sensormatic and AES from and against any loss, damage, liability or expense (including reasonable attorneys' fees and disbursements) (collectively "Damages") (i) arising out or connected with any breach or inaccuracy of any representation, warranty or covenant of AES or any Selling Stockholder contained in this Agreement or in any certificate or other instrument or document delivered pursuant to or in connection with this Agreement, or (ii) any tort, products liability or general liability claim arising out of or connection with the operation of the Business on or prior to the Closing Date, to the extent not reserved against on the Interim Balance Sheet; subject, however, to the limitations set forth in Section 8.5.

     8.2 PROCEEDINGS -- THE SELLING STOCKHOLDERS. Sensormatic shall give to the Selling Stockholder Representative prompt notice of any claim, action, suit or proceeding which Sensormatic believes might give rise to indemnification under Sections 8.1. The Selling Stockholder Representative, on behalf of himself or herself and the other Selling Stockholders, shall have the right to participate in, and, with the consent of Sensormatic, which consent shall not be unreasonably withheld, to control, the defense against any such claim, action, suit or proceeding, at their expense, and with counsel of their own choosing reasonably acceptable to Sensormatic; provided, however, that the Selling Stockholders shall not have the right to control such defense in the case of any claim, action, suit or proceeding respecting any patents, patent rights, copyrights or other proprietary rights or with respect to which an adverse outcome could have a material adverse effect on the business, results of operations or financial condition of Sensormatic, in which case Sensormatic shall have the right to direct any such defense with counsel of its own choosing. No settlement or compromise of any such claim, action, suit or proceeding shall be made without the prior consent of Sensormatic and the Selling Stockholder Representative (on behalf of himself or herself and the other Selling Stockholders), which consent shall not be unreasonably withheld by either of them.

     8.3 PURCHASER AND SENSORMATIC'S INDEMNIFICATION. Sensormatic shall indemnify, defend and hold harmless the Selling Stockholders from and against any Damages arising out or connected with any breach or inaccuracy of any representation, warranty or covenant of Sensormatic contained in this

Agreement or in any certificate or other instrument or document delivered pursuant to or in connection with this Agreement; subject, however, to the limitations set forth in Section 8.5. The Stockholder Representative shall give Sensormatic prompt notice of any claim, action, suit or proceeding which they believe might give rise to indemnification under this Section 8.5. Sensormatic shall have the right to participate in, and, with the consent of Stockholder, which consent shall not be unreasonably withheld, to control, the defense against any such claim, action, suit or proceeding, at its expense, and with counsel of its own choosing reasonably acceptable to Stockholder. No settlement or compromise of any such claim, action, suit or proceeding shall be made without the prior consent of Sensormatic and the Stockholder Representative (on behalf of himself or herself and the Selling Stockholder), which consent shall not be unreasonably withheld by either of them.

     8.4 RELATED COSTS AND EXPENSES. Each indemnifying party hereto shall, in addition to such indemnifying party's obligations under Section 8.1 or 8.3, as applicable, indemnify and hold harmless the indemnified party hereto from, against and in respect of any and all actions, suits, proceedings, demands, assessments, judgments, settlements, costs (including reasonable attorneys' fees and disbursements) and legal and other expenses of the indemnified party incident to any matter as to which the indemnified party is entitled to indemnification under such Sections, or incident to any allegations or claims which, if true, would give rise to Damages subject to indemnification thereunder, or incident to the enforcement by the indemnified party of this
Section 8.

     8.5 LIMITATIONS ON INDEMNIFICATION. No payment shall be required to be made by the Selling Stockholders pursuant to Section 8.1 or by Sensormatic pursuant to Section 8.3 unless the amount of damages suffered by the party claiming indemnification in connection with such claim, together with all claims asserted therewith or previously asserted under this Section 8 by any of them, in the aggregate exceeds $30,000 in the aggregate; provided, however, that the foregoing limitation shall not apply to the obligations of the parties under Sections 1 or 9.7 or under the Non-Competition and Assignment Agreement, or to the representations of the Selling Stockholders (or any related indemnification) under Sections 2.6(g) (net worth) or 2.11(b) (accrued taxes). No right to indemnification may be asserted under this Section 8 after the second anniversary of the Closing Date, except any such rights to indemnification (i) arising under or in connection with any matter referred to in Sections 2.11, 2.12, or 2.16, none of which shall be subject to any time limitation other than any statutes of limitation applicable to such






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matters, (ii) arising pursuant to Section 9.7, or (iii) arising out of or in connection with any claim as to which the notice required by Section 8.2 or 8.3, as applicable, has been given on or prior to the second anniversary of the Closing Date. In no event shall the amount payable by the Selling Stockholders collectively pursuant to this Section 8 exceed the total amount received by the Selling Stockholders collectively pursuant to this Agreement and/or the Ancillary Agreements.

     8.6 RIGHT OF OFFSET. Without limiting any other rights or remedies of Sensormatic with respect to any amount owed to it by any Selling Stockholder pursuant to this Section 8, Sensormatic shall have the right to set off such amount against any amount owed by Sensormatic or AES to such Selling Stockholder, however arising, including without limitation any wages or other amounts that may be owed to the applicable Selling Stockholders by Sensormatic or AES in connection with such individuals' employment.

     9.  MISCELLANEOUS.

     9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date (a) by mutual written consent of the Selling Stockholder Representative and Sensormatic; (b) by either the Selling Stockholder Representative or Sensormatic, by written notice to the other, if the Closing shall not have occurred on or before February 15, 1994 (other than by mutual agreement of the parties or by reason of the default of the party seeking to terminate), provided, however, that such right to terminate shall be postponed by up to an additional 60 days at the option of either Sensormatic or the Selling Stockholder Representative if required to obtain any of the consents listed on Item 2.5 of the Disclosure Schedule; (c) by Sensormatic by written notice to the Selling Stockholders Representative given on or before January 17, 1994, if Sensormatic determines prior to such date that the conditions specified in Section 5.8 will not be met, or (d) by Sensormatic if Sensormatic determines that any portion of the Disclosure Schedule (or the lack thereof) following the date hereof is unacceptable.

     9.2 ENTIRE AGREEMENT. This Agreement, together with the schedules hereto, the Disclosure Schedule and the exhibits thereto and the Ancillary Agreements, sets forth the entire understanding of the parties with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings of the parties hereto with respect to its subject matter, except any confidentiality agreements executed by AES and Sensormatic. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such or any other provision.

     9.3 COMMUNICATIONS. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States post office enclosed in a postage prepaid registered or certified envelope addressed to, or (c) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or telecopier number for such party set forth below, or to such other address or telecopier number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt.

     If to Sensormatic:

       Sensormatic Electronics Corporation
       500 N.W. 12th Avenue
       Deerfield Beach, Florida 33442
       Attention:  Terry Price
       Telecopier number:  305-420-2829

     With a copy to:

       Christy & Viener
       620 Fifth Avenue
       New York, New York 10020
       Attention:  Anthony J. Carroll
       Telecopier number:  212-632-5555

     If to AES or the Selling Stockholders:

       Pat and Steve McWethy (Marked "Confidential")
       (Ms. McWethy being sometimes referred to herein as the "Selling Stockholder Representative")
       c/o Advanced Entry Systems, Inc.
       1555 Valwood Parkway
       Suite 150
       Carrollton, Texas 75006

       Telecopier number:

     With a copy to:

       Spafford, Gay, Ferro & Ivy
       1412 Main Street, Suite 210
       Dallas, Texas 75202
       Attention:  Jimmy D. Ivy, Esq.

       Telecopier number:  214-748-2506

The Selling Stockholder Representative may be changed by a notice given in accordance with this Section 9.3 and signed by both Principal Stockholders.

     9.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding on, enforceable against and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. No party hereto may assign its rights or delegate its obligations under this Agreement without the express written consent of Sensormatic or AES, as applicable; provided, however, that Sensormatic may assign its rights and obligations under this Agreement to any wholly-owned subsidiary of Sensormatic, provided that Sensormatic remains a party to this Agreement.

     9.5 PUBLIC ANNOUNCEMENTS. No public announcement or disclosure with respect to this Agreement and the transactions contemplated hereby prior to the Closing shall be made for or on behalf of any party without the prior approval of the other parties, except to the extent required by applicable securities laws or the rules and regulations of any stock exchange or otherwise required by law.

     9.6 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations and warranties made by any party hereto in this Agreement or in any document or certificate delivered pursuant hereto shall survive the Closing and shall be unaffected by any investigation made by or on behalf of any party hereto or by any notice of breach of, or failure to perform under, this Agreement which is not effectively waived pursuant to Section 7, subject, however, to the limitations on indemnification set forth in Section 8.5.

     9.7 EXPENSES. Each of the parties hereto shall bear and pay, without any right of reimbursement from any other party, all costs, expenses and fees incurred by it or on its or his behalf incident to the preparation, execution and delivery of this Agreement and the performance of such party's obligations hereunder, whether or not the transactions contemplated by this Agreement are consummated, including, without limitation, the fees and disbursements of attorneys, account-ants and consultants employed by such party, and all brokers, investment bankers, finders and financial advisors retained or utilized by it, or otherwise acting on its behalf, in connection with the transactions contemplated by this Agreement, and shall indemnify and hold harmless the other parties from and against all such fees, costs and expenses. For purposes of the foregoing sentence, the fees, costs and expenses incurred by AES prior to the Closing Date in connection with the transactions contemplated by this Agreement shall be deemed to have been incurred for the benefit of, and shall be borne by, the Selling Stockholders.

     9.8 RECORDS. The Selling Stockholders shall have the right to examine, use and make excerpts from any corporate minute books, books of account and other records and documents retained by AES in the ordinary course of its business following the Closing, during regular business hours following reasonable prior notice to AES in connection with preparation of tax returns and similar matters.

     9.9 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York.

     9.10 SAVINGS CLAUSE. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

    9.11 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    9.12 CONSTRUCTION. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to the Agreement shall be deemed to include all Schedules (including the Disclosure Schedule) and Exhibits hereto, and references herein to Sections, Schedules and Exhibits are to the sections, schedules and exhibits of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

    9.13 CONSENT TO JURISDICTION. Each party hereto hereby irrevocably submits himself, herself or itself to the jurisdiction of any federal or state court sitting in New

York, New York, and hereby waives any and all objections it may have with respect to the jurisdiction of such forum or the inconvenience of such forum or venue, in connection with any action to enforce any provision of this Agreement or any of the Ancillary Agreements or any dispute or controversy arising hereunder or thereunder, and agrees that service may be served on him, her or it by mail, personal service or such other manner as may be permissible under the rules of the applicable jurisdiction.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                     SENSORMATIC ELECTRONICS CORPORATION


                                     By: /s/ Terry Price
                                        ---------------------------------------
                                          Terry Price
                                          Group Vice President

                                     ADVANCED ENTRY SYSTEMS, INC.



                                     By: /s/ Patricia M. McWethy
                                        ---------------------------------------
                                          Patricia M. McWethy
                                          President



                                         /s/ Steven J. McWethy
                                        ---------------------------------------
                                          Steven J. McWethy



                                         /s/ Patricia M. McWethy
                                        ---------------------------------------
                                          Patricia M. McWethy



                                         /s/ Steven P. Fisher
                                        ---------------------------------------
                                          Steven P. Fisher

                                         /s/ David J. Dyehouse
                                        ---------------------------------------
                                          David J. Dyehouse



                                         /s/ Donald D. Prouse
                                        ---------------------------------------
                                          Donald D. Prouse